EXHIBIT 99

NEWS FROM ____________________________________________

Media Contact	February 20, 2007

Andy Brimmer, 205-410-2777

HEALTHSOUTH ANNOUNCES IT IS SEEKING AMENDMENT TO ITS $2.5 BILLION SENIOR
SECURED CREDIT FACILITIES AND REPRICING OF ITS EXISTING $2.0 BILLION TERM LOAN B

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS) today announced that it is seeking certain amendments to its existing Senior Secured Credit Facilities that include reducing the margin over LIBOR that the Company pays as interest under the existing Term Loan B. The outstanding balance on the Term Loan B is approximately $2,040 million.

“The amendment is seeking the appropriate approvals for our divestiture activities and we are pleased to take this step in our previously announced strategic repositioning efforts,” said John Workman, HealthSouth’s Chief Financial Officer.

About HealthSouth

HealthSouth strives to be the healthcare company of choice for its patients, employees, physicians and shareholders. Operating across the country, HealthSouth is one of the nation's largest providers of inpatient rehabilitative services, outpatient rehabilitation centers, surgery centers, and diagnostic imaging centers. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to the consummation of the proposed settlement of pending litigation relating to HealthSouth’s prior reporting and financial practices; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully consummate transactions related to its previously announced strategic repositioning; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth’s ability to successfully remediate its internal control weaknesses; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2005; Form 10-Qs for the quarters ended March 31, 2006; June 30, 2006; and September 30, 2006.

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